Exhibit 5

STRICT FORECLOSURE AGREEMENT

THIS STRICT FORECLOSURE AGREEMENT (this “Agreement”) is made and entered into as of May 3, 2016 (the “Effective Date”), by and among EFACTOR GROUP CORP., a Nevada corporation, with its principal offices located at 425 2nd Street, Suite 100, San Francisco, California 94107 (the “Debtor”), MAGNA EQUITIES II, LLC, a New York corporation, with its address at 40 Wall Street, New York, New York 10005 (‘‘Magna”). INCREASIVE VENTURES B.V. with its principal address at Stevensweg 2, 2141 VL Vijfhuizen, The Netherlands (“IV”, and together with Magna, collectively, the “Lenders” and each of the Lenders individually, a “Lender”). The Debtor and the Lenders are sometimes collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, Lenders and the Debtor entered into that certain Securities Purchase Agreement (“Purchase Agreement”), dated on or about April 1, 2016, pursuant to which, among other items, Debtor issued and sold, and each Lender purchased from Debtor a 12% Senior Secured Convertible Secured Note (each a “Note” and collectively the “Notes”) in the principal amount of $112,500 ($225,000 for both Notes); and

WHEREAS, pursuant to various agreements between each Lender and the Debtor (together with all documents and agreements related thereto, collectively, the “Prior Agreements”), the Debtor previously issued and sold to each of the Lenders certain promissory notes (the “Prior Notes”), on the dates and in the amounts, set forth in Exhibit A to that certain Forbearance Agreement made as of April 1, 2016 (the “Forbearance Agreement”); and

WHEREAS, in the Forbearance Agreement, the Debtor acknowledged and confirmed that events of default had occurred and were continuing for each of the Prior Notes by reason of the Debtor’s failure to pay in full upon the respective maturity dates the outstanding principal balance of each of the Prior Notes together with accrued and unpaid interest thereon, and further acknowledged and confirmed that such defaults had not been waived by the Lenders; and,

WHEREAS, subject to, and in accordance with the terms and conditions set forth in, the Forbearance Agreement the Lenders agreed to forbear from exercising remedial rights under the Prior Notes, applicable law and otherwise; and,

WHEREAS, to induce the Lenders to enter into (i) the Purchase Agreement and to purchase the Notes as contemplated in the Purchase Agreement and (ii) the Forbearance Agreement and forbear from exercising remedial rights under the Prior Notes, each Lender required that Debtor execute and deliver that certain Stock Pledge and Security Agreement made as of April 1, 2016 (“Pledge Agreement”), pledging to the Lenders the Pledged Stock (as defined in the Pledge Agreement) in order to secure the prompt and complete payment, observance and performance of all of the Obligations (as defined in the Pledge Agreement); and,

WHERAS, pursuant to the Pledge Agreement, the Debtor’s obligations to the Lenders under the Notes, the Purchase Agreement, the Prior Agreements, the Prior Notes, the Forbearance Agreement and the other Transaction Documents are secured; and,

WHEREAS, certain Defaults and Events of Default under the Transaction Documents, including a Forbearance Event of Default under the Forbearance Agreement, have now occurred and are continuing as of the date hereof, and the Debtor acknowledges and agrees that the Lenders each have the right to exercise all remedies available under Transaction Documents, the Prior Agreements, the Note and the Prior Notes, including, but not limited to, the Pledge Agreement; and

WHEREAS, the Lenders desire to accelerate the Notes and the Prior Notes, and terminate the Forbearance Period in full, and the Debtor and the Lenders desire to cooperate in a strict foreclosure of the Lenders’ security interest in the Pledged Stock pursuant to Section 9-620 of the New York Uniform Commercial Code (the “UCC”) in full satisfaction of all Obligations and obligations of the Debtor under the Notes, the Prior Notes, the Prior Agreements, the Purchase Agreement and the other Transaction Documents,

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein, for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1.        Acknowledgement of Defaults and Events of Default. The Debtor acknowledges and agrees that Defaults and Events of Default have occurred and are continuing under the Notes, the Purchase Agreement, the Prior Agreements, the Prior Notes and the other Transaction Documents as of the date hereof, and the Debtor acknowledges and agree that the Lenders, each have the right to exercise all remedies available under the Transaction Documents, the Prior Agreements, the Notes and the Prior Notes.

2.        Acceleration of Obligations. All Obligations and obligations of the Debtor under the Notes and the Prior Notes (collectively, the “Defaulted Obligations”) have been accelerated in full and are immediately due and payable upon execution and delivery of this Agreement by each of the Parties.

3.        Strict Foreclosure. Pursuant to and in accordance with Section 9-620 of the UCC:

(a)          Proposal. The Debtor hereby agrees that this Agreement represents a proposal and notice of a strict foreclosure of the interests of the Debtor in the Pledged Stock after a default in full satisfaction of all of the Defaulted Obligations (the “Foreclosure”), to the full extent required by the UCC.

(b)          Notice. By execution of this Agreement, the Debtor hereby expressly acknowledges its receipt of notice pursuant to Section 9-621 of the UCC.

(c)          Consent of Debtor. The Debtor hereby consents and agrees that the transfer of the Pledged Stock is made in full satisfaction of all Defaulted Obligations. The Lenders hereby agree to accept the transfer of the Pledged Stock in full satisfaction of all Defaulted Obligations pursuant to Section 9-622(a) of the UCC.

(d)          Waiver. The Debtor, on behalf of itself and for each of its affiliates, hereby waives (i) in accordance with Section 9-624(a) of the UCC, the right to notification of any disposition of the Pledged Stock pursuant to Section 9-611 of the UCC or otherwise, (ii) in accordance with Section 9- 624(c) of the UCC, the light to redeem the Pledged Stock under Section 9-623 of the UCC or otherwise, (Hi) any rights to notice under any provisions of any of the Notes, the Prior Notes, the Prior Agreements and the Transaction Documents to the Foreclosure, (iv) any other notices under applicable federal, state or local law or regulation relating to the Pledged Stock or the Foreclosure, (v) any rights to notice of disposition of the Pledged Stock, and (vi) any rights to challenge the reasonableness of any disposition of the Pledged Stock. Without limiting the foregoing, the Debtor hereby agrees not to seek to hinder, delay, contest, oppose, enjoin or disrupt the Foreclosure, and hereby irrevocably waives and forever relinquishes any and all subrogation or similar rights it may have as result of the Foreclosure.

(e)          Transfer of Collateral Securities. Upon execution and delivery of this Agreement by each of the Parties, the Debtor shall be deemed to have conveyed the Pledged Stock to the Lenders, effective as of the Effective Date hereof in full satisfaction of the Defaulted Obligations and the Lenders shall be deemed to have accepted the Pledged Stock in full satisfaction of the Defaulted Obligations, effective as of the Effective Date hereof. The foregoing consent and acceptance shall be self-operative, and the Debtor shall amend and update its financial books and records to reflect the transfer of the Pledged Stock pursuant to the Foreclosure in accordance with the terms of this Agreement.

(f)          Termination of Commitments. Except as expressly provided herein, upon execution and delivery of this Agreement by each of the Parties, all further obligations of the Debtor and the Lenders under the Purchase Agreement shall automatically terminate and be of no further force or effect.

4.        Representations, Warranties and Covenants of the Debtor. The Debtor hereby represents and warrants to the Lenders as of the date of this Agreement, as follows: (a) the Debtor is duly organized and validly existing under the laws of the jurisdiction of its organization; (b) the Debtor has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and this Agreement has been duly executed and delivered by the Debtor; (c) this Agreement is valid, binding and enforceable against the Debtor in accordance with its terms; and, (d) the Debtor has sole, good, valid and material title to the Pledged Stock free from all direct and/or indirect liens, claims, interests, rights of first refusal, encumbrances and/or other clouds on title of any kind whatsoever; (e) Debtor does not and shall not dispute, in any judicial, administrative or other proceeding, the validity, priority, enforceability or extent of Lenders’ liens and security interests in any part of the Pledged Stock nor Lenders’ entitlement to the immediate possession of the Pledged Stock; (f) Debtor is not aware of pending or threatened litigation, or government action against it; (g) Debtor knowingly and freely has entered into this Agreement without any duress, coercion or undue influence exerted by or on behalf of any person including, but not limited to, the Lenders and/or any of their respective affiliates; (h) the execution, delivery, and performance by Debtor of this Agreement does not and will not require any filing or registration with, consent, or authorization or approval of, or notice to, or other action with or by, any court, legislature, agency, board, bureau, commission, instrumentality of any legislative, administrative or regulatory body (in each case whether federal, state, local, foreign or domestic or any agreement), other than such filings as may be required to evidence the transfer of the Pledged Stock; (i) no party other than Lenders and the Debtor (prior to the execution of this Agreement) has any claim or interest in or to the Pledged Stock, and, that, upon execution hereof, Lenders shall have full, sole, good, valid and material legal title to the Pledged Stock and are entitled to the immediate transfer by Debtor of the Pledged Stock free from all direct and/or indirect liens, claims, interests, rights of first refusal, encumbrances and/or other clouds on title of any kind whatsoever; (j) Debtor owns (beneficially and of record) and has not assigned or transferred to any other person or entity any or all of its rights, property interests and claims as are being altered, transferred or otherwise affected by this Agreement all of the Pledged Stock; and, (k) Debtor shall not include any of the Pledged Stock in any schedules of assets to be filed in connection with any subsequent petition filed by or against it under Title 11 of the United States Code or any similar proceeding under applicable state or federal law. The representations, warranties and covenants set forth in this Section 4, shall survive execution of this Agreement and the Foreclosure.

5.        Representations and Warranties of the Lenders. The Lenders each hereby represent and warrant to the Debtor, as of the date of this Agreement, as follows: (a) each of the Lenders is duly organized and validly existing under the laws of the jurisdiction of its organization; (b) the Lenders each have full legal capacity, power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder, and this Agreement has been duly executed and delivered by each Lender; and (c) this Agreement is valid, binding and enforceable against the Lenders in accordance with its terms.

6.        Further Assurances. In case at any time after the Foreclosure any further action is necessary or desirable to carry out the purposes of this Agreement, the transactions contemplated hereby and/or any subsequent sale(s) and/or other disposition of the Pledged Stock and/or any assets of any subsidiary of the Debtor whose capital stock constitutes Pledged Stock (each a “Subsidiary” and collectively, the “Subsidiaries”):

(a)          each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party

(b)          the Debtor covenants and agrees, and shall cause each of its Subsidiaries, to execute and deliver to the Lenders all bills of sale, control agreements, certificates and/or affidavits or lost and/or destroyed stock certificates, endorsements, certificates of title, assignments and other good and sufficient instruments of conveyance and transfer, each in form and substance satisfactory to the Lenders, that may from time to time be requested by a Lender or the Lenders, to give the Lenders clean, good, sole and marketable title in the Pledged Stock, including, without limitation, obtaining necessary approvals of the Subsidiaries’ board of directors, and to execute and deliver to Lenders such additional instruments and documents and take such further actions as the Lenders may require in order to more fully vest, record and/or perfect the Lenders’ title to, or interest in, the Pledged Stock. As soon as practicable after the date hereof, but no later than five (5) days after the Effective Date, the Company shall cause the Pledged Stock to be registered in the names of the Lenders on the books and records of each Subsidiary and with any applicable share registrars including, but not limited to, as requested by any applicable domestic and/or foreign law, rule, regulation and/or otherwise.

7.        Miscellaneous.

(a)          Consent to Amendments. This Agreement may be amended, or any provision of this Agreement may be waived; provided, that (i) any such amendment or waiver shall be binding upon the Debtor only if set forth in a writing executed by the Debtor and referring specifically to the provision alleged to have been amended or waived, and (ii) any such amendment or waiver shall be binding upon the Lenders only if set forth in a writing executed by each of the Lenders and referring specifically to the provision alleged to have been amended or waived. No course of dealing between or among the Parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

(b)          Successors and Assigns. This Agreement and all of the covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the Parties hereto, shall bind and inure to the benefit of the respective successors and assigns of the Parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by the Debtor without the prior written consent of the Lenders.

(c)          Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any person or entity or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only in the jurisdiction where so held and only to the extent of such prohibition or illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(d)          Counterparts. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission in portable document format (pdf), shall be treated in all manner and respects as an original thereof and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party shall raise the use of a facsimile machine or electronic transmission in portable document format (pdf) to deliver a signature or the fact that any signature or document was transmitted or communicated through the use of facsimile machine or electronic transmission in portable document format (pdf) as a defense to the formation of a contract, and each such Party forever waives any such defense.

(e)          Descriptive Headings. The headings and captions used in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)          Entire Agreement. This Agreement contains the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

(g)          No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any person or entity, other than the Parties and such permitted successors and assigns, any legal or equitable rights hereunder.

(h)          No Strict Construction. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(i)           Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York

(j)           Recitals Incorporated. The Recitals are incorporated into and are a part of this

Agreement.

(k)          Jurisdiction. The Parties agree that jurisdiction and venue in any action brought by any Party pursuant to this Agreement shall exclusively lie in any federal or state court located in the State of New York, New York County. By execution and delivery of this Agreement, each Party irrevocably submits to the jurisdiction of such courts for itself and in respect of its property with respect to such action. The Parties irrevocably agree that venue would be proper in such court, and hereby waive any objection that such court is an improper or inconvenient forum for the resolution of such action. The Parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

(l)           Revival of Obligations. Notwithstanding any other provision of this Agreement and/or elsewhere, in the event that the transfer of the Pledged Stock, or any part thereof, is subsequently invalidated, avoided, declared to be a fraudulent or preferential transfer, set aside and/or required to be repaid to a trustee, receiver or any other party, whether under any bankruptcy law, state or federal law, common law or equitable cause, or otherwise, then the Obligations and/or obligations under the Notes, Prior Notes, Prior Agreements, the Purchase Agreement and/or any other Transaction Documents shall be revived and reinstated and shall continue in full force and effect until the Lenders have each received payment in full of all Obligations and/or obligations.

(m)          Agreement Negotiated. The Parties hereto are sophisticated and have been represented by lawyers throughout this transaction who have carefully negotiated the provisions hereof As a consequence, the parties agree that any presumptions relating to the interpretation of contracts against the drafter of any particular clause should not be applied in this case and therefore waive its effects.

(n)          WAIVER OF JURY TRIAL. THE PARTIES HERETO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING.

(o)          Power of Attorney. Debtor hereby appoints each Lender as the attorney-in-fact of Debtor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Lenders may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Lenders shall have the right, with full power of substitution either in the Lenders’ names or in the name of the Debtor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Pledged Stock or any part thereof, (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Pledged Stock, (c) to commence and prosecute any and ail suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Pledged Stock or to enforce any rights in respect of any Pledged Stock, (d) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Pledged Stock, and (e) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Pledged Stock, and to do all other acts and things necessary to carry out the purposes of this Agreement, including, but not limited to Section 6, hereof, in accordance with its terms, as fully and completely as though the Lenders were the absolute owner of the Pledged Stock for all purposes; provided, however, that nothing herein contained shall be construed as requiring or obligating the Lenders to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Lenders, or to present or file any claim or notice, or to take any action with respect to the Pledged Stock or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. Neither the nor their officers, directors, employees or agents shall be responsible to the Debtor for any act or failure to act.

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IN WITNESS WHEREOF, the parties hereto have executed this Strict Foreclosure Agreement as of the date first written above.

MAGNA:	MAGNA EQUITIES II, LLC

By:	/s/ Ari Morris
Name: Ari Morris
Title: Managing Director

IE	INCREASIVE VENTURES B.V.

By:	/s/ Ad Prins
Name: Ad Prins
Title: Managing Partner

DEBTOR:	EFACTOR GROUP CORP.

By:	/s/ Jeffrey B. AAronson
Name: Jeffrey B. AAronson
Title: Chief Financial Officer